Exhibit 99.1

Contact: Charles Lambert

Senior Vice President of Finance & Treasurer

Medical Properties Trust, Inc.

(205) 397-8897

clambert@mpt.com

MPT REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

Birmingham, AL – February 19, 2026 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPT) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2025, as well as certain events occurring subsequent to quarter end.

•	Net income of $0.03 and Normalized Funds from Operations (“NFFO”) of $0.18 for the 2025 fourth quarter and net loss of ($0.46) and NFFO of $0.58 for the full-year 2025, all on a per share basis;

•

Entered into a new lease in the fourth quarter for six California hospitals formerly operated by Prospect Medical Holdings (“Prospect”) that is scheduled to ramp up to $45 million of annual rent in December 2026;

•	Completed a restructuring transaction with Vibra Healthcare (“Vibra”), resulting in a new 20-year master lease and receipt of an $18 million one-time rent payment;

•

Acquired one post-acute facility in the U.S. during the fourth quarter for approximately $32 million and one post-acute facility in Europe in February for approximately €23 million, each historically strong performers with attractive EBITDARM coverage;

•	Repurchased approximately 4.5 million shares for $23.4 million under the previously announced common stock repurchase program;

•	Declared a regular quarterly dividend of $0.09 per share in February 2026; and

•	Celebrated 20 years trading on the New York Stock Exchange and commenced trading under the ticker symbol “MPT”.

Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer, said, “With our recently transitioned portfolio continuing to ramp cash rents as expected and Prospect’s bankruptcy process largely behind us, we are squarely focused on continuing to strengthen our balance sheet and position our platform for future growth. Recently, we capitalized on two highly attractive acquisition opportunities, while continuing to selectively divest assets at prices above our initial investment. We remain focused on driving pro forma annualized cash rent from our current portfolio to at least $1 billion by the end of 2026, and we are excited to demonstrate our progress throughout the year.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, operating results, and reconciliations of net income (loss) to NFFO, including per share amounts, all on a basis comparable to 2024 results.

PORTFOLIO UPDATE

MPT has total assets of approximately $15 billion, including $8.9 billion of general acute facilities, $2.4 billion of behavioral health facilities and $1.7 billion of post-acute facilities. As of December 31, 2025, MPT’s portfolio included 384 properties and approximately 39,000 licensed beds leased to or mortgaged by 52 hospital operating companies across the United States as well as in the United Kingdom, Switzerland, Germany, Spain, Finland, Colombia, Italy and Portugal.

Across our portfolio, general acute care providers continue to report increasing trailing twelve month (“TTM”) EBITDARM coverage year-over-year driven by sustained volume growth in the majority of our operators. In post-acute care settings, operators continue to optimize their operations resulting in a year-over-year increase in TTM EBITDARM coverage, while our behavioral health portfolios maintain healthy TTM EBITDARM coverage.

MPT has now almost entirely resolved its exposure to Prospect’s in-court restructuring process, which commenced in January 2025. In the fourth quarter, MPT entered into a 15-year lease for its California hospitals previously leased to Prospect, which is expected to result in stabilized annual cash rent of $45 million in December 2026, in line with expected contractual rent from Prospect prior to its restructuring process. Two hospitals in Connecticut were sold in January 2026, leaving only one MPT-owned facility that is under binding agreement and is expected to sell in the first quarter of 2026.

The new tenants to which MPT transferred the operations of properties in Florida, Texas, Arizona, and Louisiana are fully current on cash rents. Excluding approximately $4 million of September rent received on October 1, 2025 from a cash-basis tenant, cash collections from these new tenants increased as expected to $22 million in the fourth quarter compared to $16 million in the third quarter.

Further, MPT completed a restructuring transaction with Vibra which included entering into a new 20-year master lease agreement, MPT’s acquisition of one post-acute property for $32 million, and receipt of an approximately $18 million one-time rent payment for past obligations which we recognized as revenue in the fourth quarter. Additionally in the fourth quarter, Select Medical began leasing one of the former Vibra properties.

OPERATING RESULTS

Net income (loss) for the fourth quarter and year ended December 31, 2025 was $17 million ($0.03 per share) and ($277 million) (($0.46) per share), respectively, compared to a net loss of ($413 million) (($0.69) per share) and ($2.4 billion) (($4.02) per share), respectively, in the year earlier periods.

NFFO for the fourth quarter and year ended December 31, 2025 was $107 million ($0.18 per share) and $346 million ($0.58 per share), respectively, compared to $108 million ($0.18 per share) and $483 million ($0.80 per share) in the year earlier periods. Fourth quarter 2025 results include approximately $4 million of September rent received on October 1, 2025 and an approximately $18 million one-time rent payment from Vibra, both recorded on cash-basis.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for February 19, 2026 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter and year ended December 31, 2025. The dial-in numbers for the conference call are (800)-715-9871 (U.S.) and (646) 307-1963 (International) along with passcode 2801406. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.mpt.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through February 26, 2026, using dial-in numbers (800) 770-2030 (U.S. & Canada) along with passcode 2801406. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the Company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.mpt.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospital real estate with 384 facilities and approximately 39,000 licensed beds in nine countries and across three continents as of December 31, 2025. MPT’s financing model facilitates acquisitions and recapitalizations, and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.mpt.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, prospects, industry, asset sales, tenant conditions and anticipated rent. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the risk that projected rents may be lower than anticipated or realized later than expected; (ii) the risk that the timing, outcome and terms of the bankruptcy restructuring of Prospect will not be consistent with those anticipated by the Company; (iii) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (iv) the risk that previously announced or contemplated property sales, loan repayments, and other capital recycling transactions do not occur as anticipated or at all; (v) the risk that MPT is not able to attain its leverage, liquidity and cost of capital objectives within a reasonable time period or at all; (vi) MPT’s ability to obtain or modify the terms of debt financing on attractive terms or at all, as a result of changes in interest rates and other factors, which may adversely impact our ability to pay down, refinance, restructure or extend our indebtedness, including extending our 2026 credit facility, as it becomes due, or pursue acquisition and development opportunities; (vii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us; (viii) the ability of our tenants and operators to operate profitably and generate positive cash flow, remain solvent, comply with applicable laws, rules and regulations in the operation of our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (ix) the risk that we are unable to monetize our investments in certain tenants at full value within a reasonable time period or at all; (x) the risk that the operations of our tenants will be negatively impacted by changes to Medicaid funding introduced by the OBBBA; and (xi) the risks and uncertainties of litigation or other regulatory proceedings.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and as may be updated in our other filings with the SEC. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned not to place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	December 31, 2025	December 31, 2024
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$12,205,687	$11,259,842
Investment in financing leases	421,684	1,057,770
Real estate held for sale	—	34,019
Mortgage loans	123,651	119,912

Gross investment in real estate assets	12,751,022	12,471,543
Accumulated depreciation and amortization	(1,663,056)	(1,422,948)

Net investment in real estate assets	11,087,966	11,048,595
Cash and cash equivalents	540,859	332,335
Interest and rent receivables	19,210	36,327
Straight-line rent receivables	881,452	700,783
Investments in unconsolidated real estate joint ventures	1,399,777	1,156,397
Investments in unconsolidated operating entities	322,179	439,578
Other loans	186,292	109,175
Other assets	564,040	471,404

Total Assets	$15,001,775	$14,294,594

Liabilities and Equity
Liabilities
Debt, net	$9,697,835	$8,848,112
Accounts payable and accrued expenses	549,105	454,209
Deferred revenue	19,289	29,445
Obligations to tenants and other lease liabilities	128,297	129,045

Total Liabilities	10,394,526	9,460,811
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 597,008 shares at December 31, 2025 and 600,403 shares at December 31, 2024	597	600
Additional paid-in capital	8,573,396	8,584,917
Retained deficit	(4,136,011)	(3,658,516)
Accumulated other comprehensive income (loss)	168,213	(94,272)

Total Medical Properties Trust, Inc. stockholders’ equity	4,606,195	4,832,729
Non-controlling interests	1,054	1,054

Total Equity	4,607,249	4,833,783

Total Liabilities and Equity	$15,001,775	$14,294,594

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues
Rent billed	$212,492	$166,965	$736,543	$719,749
Straight-line rent	35,966	43,695	152,163	163,414
Income from financing leases	9,963	9,819	39,735	63,651
Interest and other income	11,921	11,365	43,581	48,733

Total revenues	270,342	231,844	972,022	995,547
Expenses
Interest	132,457	101,466	510,362	417,824
Real estate depreciation and amortization	67,123	64,956	265,405	447,657
Property-related (A)	9,524	9,780	36,415	27,255
General and administrative	24,585	28,489	130,427	133,789

Total expenses	233,689	204,691	942,609	1,026,525
Other (expense) income
Gain on sale of real estate	1,389	3,497	5,545	478,693
Real estate and other impairment charges, net	(34,663)	(386,973)	(193,947)	(1,825,402)
Earnings (loss) from equity interests	24,138	2,923	97,851	(366,642)
Debt refinancing and unutilized financing costs	—	(615)	(3,629)	(4,292)
Other (including fair value adjustments on securities)	(1,414)	(48,744)	(172,552)	(615,565)

Total other expense	(10,550)	(429,912)	(266,732)	(2,333,208)

Income (loss) before income tax	26,103	(402,759)	(237,319)	(2,364,186)
Income tax expense	(8,506)	(9,563)	(38,618)	(44,101)

Net income (loss)	17,597	(412,322)	(275,937)	(2,408,287)
Net income attributable to non-controlling interests	(284)	(526)	(1,112)	(1,984)

Net income (loss) attributable to MPT common stockholders	$17,313	$(412,848)	$(277,049)	$(2,410,271)

Earnings per common share - basic and diluted:
Net income (loss) attributable to MPT common stockholders	$0.03	$(0.69)	$(0.46)	$(4.02)

Weighted average shares outstanding - basic	600,966	600,402	600,892	600,248
Weighted average shares outstanding - diluted	600,966	600,402	600,892	600,248
Dividends declared per common share	$0.09	$0.08	$0.33	$0.46

(A)

Includes $3.0 million and $3.9 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended December 31, 2025 and 2024, respectively, and $12.3 million and $13.7 million for the twelve months ended December 31, 2025 and 2024, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
FFO information:
Net income (loss) attributable to MPT common stockholders	$17,313	$(412,848)	$(277,049)	$(2,410,271)
Participating securities’ share in earnings	(292)	(139)	(889)	(946)

Net income (loss), less participating securities’ share in earnings	$17,021	$(412,987)	$(277,938)	$(2,411,217)

Depreciation and amortization	82,247	79,396	322,712	509,524
Gain on sale of real estate	(2,044)	(3,497)	(6,200)	(478,693)
Real estate impairment charges	18,705	300,987	145,350	980,263

Funds from operations	$115,929	$(36,101)	$183,924	$(1,400,123)

Other impairment charges, net	19,164	85,654	59,651	1,258,443
Litigation, bankruptcy and other costs	2,399	4,801	13,477	51,308
Share-based compensation (fair value adjustments) (A)	(13,703)	—	(10,259)	—
Non-cash fair value adjustments	(16,928)	52,194	106,442	563,666
Tax rate changes and other	(261)	523	(11,231)	5,119
Debt refinancing and unutilized financing costs	—	615	4,273	4,292

Normalized funds from operations	$106,600	$107,686	$346,277	$482,705

Certain non-cash and related recovery information:
Share-based compensation (A)	$8,585	$2,321	$36,005	$32,902
Debt costs amortization	$7,484	$5,292	$27,919	$20,061
Non-cash rent and interest revenue (B)	$355	$—	$704	$—
Cash recoveries of non-cash rent and interest revenue (C)	$562	$542	$2,182	$7,382
Straight-line rent revenue from operating and finance leases	$(39,065)	$(48,627)	$(164,010)	$(178,022)
Per diluted share data:
Net income (loss), less participating securities’ share in earnings	$0.03	$(0.69)	$(0.46)	$(4.02)

Depreciation and amortization	0.13	0.14	0.54	0.86
Gain on sale of real estate	—	(0.01)	(0.01)	(0.80)
Real estate impairment charges	0.03	0.50	0.24	1.63

Funds from operations	$0.19	$(0.06)	$0.31	$(2.33)

Other impairment charges, net	0.04	0.14	0.10	2.08
Litigation, bankruptcy and other costs	—	0.01	0.02	0.09
Share-based compensation (fair value adjustments) (A)	(0.02)	—	(0.02)	—
Non-cash fair value adjustments	(0.03)	0.09	0.18	0.94
Tax rate changes and other	—	—	(0.02)	0.01
Debt refinancing and unutilized financing costs	—	—	0.01	0.01

Normalized funds from operations	$0.18	$0.18	$0.58	$0.80

Certain non-cash and related recovery information:
Share-based compensation (A)	$0.01	$—	$0.06	$0.05
Debt costs amortization	$0.01	$0.01	$0.05	$0.03
Non-cash rent and interest revenue (B)	$—	$—	$—	$—
Cash recoveries of non-cash rent and interest revenue (C)	$—	$—	$—	$0.01
Straight-line rent revenue from operating and finance leases	$(0.07)	$(0.08)	$(0.27)	$(0.30)

Notes:

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization, including amortization related to in-place lease intangibles, and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by our tenants) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with all activity of our equity interests in the “Earnings (loss) from equity interests” line on the consolidated statements of income.

(A)

Total share-based compensation expense for GAAP purposes is $(5.1) million and $25.7 million for the three and twelve months ended December 31, 2025, respectively, (including the impact from changes in estimated payouts of certain performance awards and fair value adjustments on certain awards that are to be settled in cash). Cash-settled awards are typically recorded in accordance with GAAP at fair value and measured at each balance sheet date until settlement. The resulting fluctuations, which are primarily driven by changes in our stock price rather than operational performance, can introduce significant volatility in our earnings. To enhance comparability and provide a more stable view of performance over time, NFFO reflects $13.7 million and $10.3 million of additional expense in the three and twelve months ended December 31, 2025, respectively, to arrive at total share-based compensation expense using grant date fair value for all awards (including cash-settled awards) and removing the positive impact in the period from the change in estimate of the payout of our 2023 performance awards of $8.6 million and $36.0 million for the three and twelve months ended December 31, 2025.

(B)	Includes revenue accrued during the period but not received in cash, such as deferred rent, payment-in-kind (“PIK”) interest or other accruals.

(C)	Includes cash received to satisfy previously accrued non-cash revenue, such as the cash receipt of previously deferred rent or PIK interest.